As filed with the Securities and Exchange Commission on April 19, 2021.

Registration No. 333-255150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Honest Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	5961	90-0750205
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12130 Millennium Drive, #500

Los Angeles, CA 90094

(888) 862-8818

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nikolaos Vlahos

Chief Executive Officer

The Honest Company, Inc.

12130 Millennium Drive, #500

Los Angeles, CA 90094

(888) 862-8818

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Thomas Hopkins Nicole Brookshire Siana Lowrey Sara Semnani Cooley LLP 1333 2nd Street, Suite 400 Santa Monica, CA 90401 (310) 883-6400	Kelly Kennedy Executive Vice President, Chief Financial Officer Brendan Sheehey General Counsel The Honest Company, Inc. 12130 Millennium Drive, #500 Los Angeles, CA 90094 (888) 862-8818	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “The Honest Company,” the “company,” “we,” “our,” “us” or similar terms refer to The Honest Company, Inc. and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

SEC registration fee		$10,910
FINRA filing fee		15,500
Exchange listing fee		*
Printing and engraving expenses		*
Legal and other advisory fees and expenses		*
Accounting fees and expenses		*
Custodian, transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect immediately prior to the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect immediately prior to the completion of this offering provide that we will indemnify our directors and executive officers and permit us to indemnify our other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify our directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of The Honest Company, Inc., provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of The Honest Company, Inc. At present, there is no pending litigation or proceeding involving a director or executive officer of The Honest Company, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2018, we have made the following sales of unregistered securities:

Equity Plan-Related Issuances

1.

Since January 1, 2018, we have issued to our directors, officers, employees, consultants and other service providers an aggregate of 472,169 shares of our common stock at per share purchase prices ranging from $0.20 to $12.59 pursuant to exercises of options under our Amended and Restated 2011 Stock Incentive Plan, or 2011 Plan.

2.

Since January 1, 2018, we have granted to our directors, officers, employees, consultants and other service providers options to purchase 5,674,126 shares of our common stock with per share exercise prices ranging from $10.25 to $11.94 under our 2011 Plan.

3.	In February 2021, we granted a restricted stock units to be settled for 100,000 shares of our common stock to one of our officers under our 2011 Plan.

Common Stock Issuances

4.	In June 2018, we issued and sold an aggregate of 4,347,826 shares of our common stock to one accredited investor at a price per share of $11.50, for an aggregate purchase price of $50.0 million.

Preferred Stock Issuances

5.

In June 2018, we issued and sold an aggregate of 2,550,395 shares of our Series F redeemable convertible preferred stock to one accredited investor at a price per share of $19.6048, for an aggregate purchase price of $50.0 million.

The offers, sales and issuances of the securities described in paragraphs (1) through (3) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, officers, employees, consultants or other service providers and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (4) through (5) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation of Registrant, as amended, as currently in effect.

3.2	Form of Amended and Restated Certificate of Incorporation of Registrant, to be in effect immediately prior to the completion of the offering.

3.3#	Bylaws of Registrant, as currently in effect.

3.4	Form of Amended and Restated Bylaws of Registrant, to be in effect immediately prior to the completion of the offering.

4.1*	Form of Common Stock Certificate.

5.1*	Opinion of Cooley LLP.

10.1#	Amended and Restated Investors’ Rights Agreement, dated as of June 11, 2018.

10.2+#	2011 Plan and forms of agreements thereunder.

10.3+	2021 Equity Incentive Plan and forms of agreements thereunder.

10.4+	2021 Employee Stock Purchase Plan.

10.5+	Non-Employee Director Compensation Policy.

10.6+	Form of Indemnity Agreement entered into by and between Registrant and each director and executive officer.

10.7+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Nikolaos Vlahos.

10.8+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Jessica Warren.

10.9+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Donald Frey.

10.10+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Janis Hoyt.

10.11+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Kelly Kennedy.

10.12+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Glenn Klages.

10.13+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Jasmin Manner.

10.14+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Sharareh Parvaneh.

10.15+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Rick Rexing.

10.16+*	Amended and Restated Employment Agreement, dated , 2021, by and between the Registrant and Brendan Sheehey.

Exhibit Number	Description

10.17#	Office Lease, dated as of July 8, 2015, by and between the Registrant and CV Latitude 34 LLC.

10.18#	Warehouse Lease Agreement, dated as of November 16, 2016, by and between the Registrant and GLP US Management LLC (as successor in interest to PHI Donovan Land, LLC), as amended.

10.19†	Logistics Services Agreement, dated as of January 31, 2014, by and between the Registrant and Geodis Logistics, LLC (f/k/a Ozburn-Hessey Logistics, LLC).

10.20†	Amendment One to the Logistics Services Agreement, dated as of March 7, 2014, by and between the Registrant and Geodis Logistics, LLC (f/k/a Ozburn-Hessey Logistics, LLC).

10.21†	Amendment Two to the Logistics Services Agreement, dated as of October 3, 2014, by and between the Registrant and Geodis Logistics, LLC (f/k/a Ozburn-Hessey Logistics, LLC).

10.22†	Amendment Three to the Logistics Services Agreement, dated as of December 4, 2014, by and between the Registrant and Geodis Logistics, LLC (f/k/a Ozburn-Hessey Logistics, LLC).

10.23†	Amendment Four to the Logistics Services Agreement, dated as of December 26, 2014, by and between the Registrant and Geodis Logistics, LLC (f/k/a Ozburn-Hessey Logistics, LLC).

10.24	Amendment Five to the Logistics Services Agreement, dated as of March 3, 2016, by and between the Registrant and Geodis Logistics, LLC (f/k/a Ozburn-Hessey Logistics, LLC).

10.25†	Amendment Six to the Logistics Services Agreement, dated as of January 3, 2017, by and between the Registrant and Geodis Logistics, LLC.

10.26†	Amendment Seven to the Logistics Services Agreement, dated as of May 1, 2017, by and between the Registrant and Geodis Logistics, LLC.

10.27†	Amendment Eight to the Logistics Services Agreement, dated as of May 18, 2017, by and between the Registrant and Geodis Logistics, LLC.

10.28†	Amendment Nine to the Logistics Services Agreement, dated as of March 28, 2018, by and between the Registrant and Geodis Logistics, LLC.

10.29†	Amendment Ten to the Logistics Services Agreement, dated as of November 2, 2018, by and between the Registrant and Geodis Logistics, LLC.

10.30†	Amendment Eleven to the Logistics Services Agreement, dated as of July 19, 2018, by and between the Registrant and Geodis Logistics, LLC.

10.31	Amendment Twelve to the Logistics Services Agreement, dated as of October 31, 2019, by and between the Registrant and Geodis Logistics, LLC.

10.32†	Amendment Thirteen to the Logistics Services Agreement, dated as of November 1, 2019, by and between the Registrant and Geodis Logistics, LLC.

10.33	Amendment Fourteen to the Logistics Services Agreement, dated as of November 14, 2019, by and between the Registrant and Geodis Logistics, LLC.

10.34†	Amendment Fifteen to the Logistics Services Agreement, dated as of December 18, 2019, by and between the Registrant and Geodis Logistics, LLC.

10.35†	Second Amended and Restated Contract Manufacturing Agreement, dated as of January 1, 2019, by and between the Registrant and Valor Brands LLC, a.k.a. Ontex North America.

10.36†	Amendment No. 1 to Second Amended and Restated Contract Manufacturing Agreement, dated as of January 1, 2020, by and between the Registrant and Valor Brands LLC, a.k.a. Ontex North America.

Exhibit Number	Description

10.37†	Amendment No. 2 to Second Amended and Restated Contract Manufacturing Agreement, dated as of May 1, 2020, by and between the Registrant and Valor Brands LLC, a.k.a. Ontex North America.

10.38	Amendment No. 3 to Second Amended and Restated Contract Manufacturing Agreement, dated as of July 8, 2020, by and between the Registrant and Valor Brands LLC, a.k.a. Ontex North America.

10.39*	Form of Credit Agreement to be entered into among the Registrant, JPMorgan Chase Bank, N.A., and the other parties thereto.

23.1#	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included on signature page to this registration statement).

99.1#	Consent of Susan Gentile to be Named as a Director Nominee.

#	Previously filed.
*	To be filed by amendment.
†

Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined that the information is both not material and is the type that the registrant treats as private or confidential.

+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on April 19, 2021.

THE HONEST COMPANY, INC.

By:	/s/ Nikolaos Vlahos
Name:	Nikolaos Vlahos
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nikolaos Vlahos Nikolaos Vlahos	Chief Executive Officer and Director (Principal Executive Officer)	April 19, 2021

* Jessica Warren	Chief Creative Officer and Director	April 19, 2021

/s/ Kelly Kennedy Kelly Kennedy	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2021

* Katie Bayne	Director	April 19, 2021

* Scott Dahnke	Director	April 19, 2021

* Eric Liaw	Director	April 19, 2021

* Jeremy Liew	Director	April 19, 2021

* Avik Pramanik	Director	April 19, 2021

*By:	/s/ Nikolaos Vlahos
Nikolaos Vlahos Attorney-in-fact